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                                                                 EXHIBIT 10.27



                               FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT ("AGREEMENT"), entered into on this 7th day of January, 2005 by and between BACK YARD BURGERS, INC., a Delaware corporation ("Franchisor"), with its principal place of business at 1657 Shelby Oaks Drive, Suite #105, Memphis, Tennessee 38134 and WILLIAM N. GRIFFITH ("Franchisee[s]"), whose principal place of business is 2770 Tugboat Lane, #104, Cordova, TN 38016.

                               W I T N E S S E T H

         WHEREAS, Franchisor has created a method for establishing and operating quick-service restaurants which are known as Back Yard Burgers(R) restaurants and has also created a system for the establishment and operation of such restaurants selling standardized menu items (the "System"), all of which is set out in the Franchise Administration Manual and the Restaurant Operations Manual (hereinafter collectively the "Manuals"), which are loaned to the Franchisee for the duration of this Agreement; and

         WHEREAS, Franchisor has, by considerable expenditure, created substantial goodwill associated with its marks described hereinafter; and

         WHEREAS, Franchisee desires to operate a Back Yard Burgers(R) restaurant (the "Restaurant") in a certain territory hereinafter defined (the "Territory"); and

         WHEREAS, Franchisee desires to use the System and trademarks and/or trade names "Back Yard Burgers(R)", the logo associated with the name "Back Yard Burgers(R)" (an outdoor grill with flames emanating therefrom) and other trademarks now or hereafter owned and used by Franchisor in the operation of restaurants (hereinafter collectively the "Marks");

         NOW, THEREFORE, in consideration of the mutual promises, and covenants herein contained, the parties hereto agree as follows:

1. GRANT OF RIGHT.

         (a) Franchisor grants to Franchisee the right to open and operate a Restaurant in the Territory using the System and the Marks.

         (b) Franchisee agrees to use the System and the Marks in the manner prescribed by Franchisor.

         (c) Franchisee agrees to use the Marks only in accordance with the provisions of this Agreement and the Manuals, and to notify Franchisor of any improper use of the Marks by others of which Franchisee becomes aware. Franchisee shall not use any of the Marks as part of its corporate name, other business name or internet domain name, whether alone or in prefix, suffix, or in combination with other



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                  modifying words, without the prior written permission of
                  Franchisor. Any and all goodwill associated with the Marks, including any goodwill which might be deemed to have arisen through Franchisee's activities, shall inure directly and exclusively to the benefit of Franchisor, and Franchisee shall not at any time acquire any rights in the Marks. Franchisee further agrees that it will not challenge Franchisor's ownership of the Marks, and that it will not register or attempt to register the Marks in its own name or that of any other firm, person or corporation. If requested by Franchisor, Franchisee will assign to Franchisor any domain name registrations which contain one or more of the Marks.

         (d) The license granted by this Agreement does not include the right to operate mobile units, trailers, concessions, and/or catering off the premises of the Restaurant; however, if you obtain our specific prior written permission, you will be allowed to prepare product for off-premise sales. All such off-premise operations by Franchisee shall be subject to and in accordance with the terms and provisions of this Agreement and the Manuals.

2. TERRITORY. Franchisor agrees that, during the term of this Agreement, it will not sell or establish any other franchised or company-owned Restaurant or any other restaurant which sells hamburgers and/or chicken sandwiches in the following territory: A site to be determined with a one (1) mile exclusive radius (the "Territory"), except in or in conjunction with any military installation, zoo, amusement park, or stadium/arena/coliseum. Franchisee expressly acknowledges and agrees that Franchisor shall retain the exclusive right to sell within the Territory in grocery stores, specialty shops, or other non-restaurant retail outlets both food and non-food products (now existing or hereafter developed) bearing one or more of the Marks. This Agreement applies only to the Territory.

3. COVENANTS OF FRANCHISOR

         (a) Franchisor will provide, without charge and at a training facility designated by Franchisor, Franchisee and/or employees designated by Franchisee with an approximate eight-week training session which will include classroom as well as "on-the-job" training. Franchisee shall be responsible for its travel and room and board expenses incurred in connection with training and the cost of uniforms. Franchisee or Franchisee's representative must successfully complete training, and three of its restaurant managers must be certified by Franchisor prior to commencement of operations by Franchisee.

         (b) Franchisor shall furnish Franchisee with copies of the Manuals which set forth the standard operating policies and procedures of Franchisor.

         (c) Franchisor will provide site guidance to Franchisee by delivering suggested dimensions and design plans for the Restaurant. Franchisors acceptance of the site does not guarantee the success of the location.


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                  Franchisor will provide Franchisee with prototypical
                  construction documents indicating the site and construction work required. Determination that these documents are in compliance with any local statutes, ordinances, codes, or regulations is the responsibility of Franchisee. Franchisor shall provide consultation regarding preparation of actual construction documents at no additional charge. Franchisor will assist Franchisee and Franchisee's consultants in the selection of a general contractor by providing guidelines and suggested stipulations to be included in agreements between Franchisee and its general contractor. Franchisor will periodically review the progress of the Restaurant development. The actual day-to-day supervision of the Restaurant development shall be the responsibility of Franchisee.

         (d) Franchisor will perform lease or purchase agreement review and will provide guidance in negotiations of such agreements. However, it is strongly recommended that Franchisee have such documents examined by legal counsel or other competent advisor prior to their execution. Franchisor disavows any responsibility for the legality or contents of such agreement or any of those documents referenced in paragraph 3(c) hereof.

         (e) Franchisor will furnish Franchisee with lists of equipment, supplies, and other items which are to be utilized in the operation of the Restaurant. Franchisor will also assist in locating sources of supply for all such items. Currently, Franchisee is required to purchase three items from Franchisor, namely, Miz Grazi's Hot Sauce(TM), Back Yard Burgers(R) Lemon Butter Spice Packs, and Back Yard Burgers(R) Blackened Seasoning. Formulas for these items are "trade secrets" of Franchisor (or its suppliers) and any substitution therefore would substantially alter the recognized taste and presentation of products in which these items are used. Additional proprietary items may be introduced in the future which Franchisee will be required to purchase from Franchisor or its designated suppliers. Franchisee is further required to use certain brands of products in the preparation of products for sale. Franchisor believes that, because of national contract pricing, those required brands will be competitively and reasonably priced. Franchisee is not required to purchase any other items from Franchisor or its designated suppliers. In any event, all items utilized in the Restaurant must meet the quality standards of Franchisor. Franchisor will permit Franchisee to obtain equipment, fixtures, supplies, and other services from sources of Franchisee's choice provided that the chosen suppliers meet the Franchisor's quality, service, safety and health standards, and have the capacity to supply Franchisee's requirements. Additionally, any such supplier must demonstrate sound financial condition and business reputation, and must supply to a sufficient number of franchisees of Franchisor to enable Franchisor economically to monitor compliance with Franchisor's standards, specifications, and requirements.



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         (f)      Prior to commencement of operations of the Restaurant,
                  Franchisor will send a representative to the Restaurant premises to perform a final inspection, including equipment check-out, proper stocking of goods and materials, staffing, sign installation, landscaping, fixtures and the actual building structure, and to conduct an overall review of the plans to begin operations. In the event that all conditions necessary to commence operations have been met, the Franchise Representative will issue a written opening authorization ("Opening Authorization") to the Franchisee which shall certify Franchisor's approval for the Franchisee to open for business. Should any items be noted as deficient or improperly prepared, the Franchisee will be required to correct satisfactorily such items prior to commencing actual operations. In addition, Franchisor will have its New Store Opening Team at the Restaurant to assist Franchisee in hiring, training, opening, and operating the restaurant for at least the first five (5) days of operations.

         (g) Following commencement of operations, a Franchisor representative will make periodic visits to the Restaurant. Periodically, the Franchisor representative will make a written inspection report of the physical condition, and Franchisee's performance of all primary aspects of the Restaurant business. Copies of these reports will be furnished to the Franchisee, or manager designated by the Franchisee. Any deficiencies or any violations of the Agreement or the Manuals noted in the report must be corrected. Failure to make such corrections can result in termination of this Agreement pursuant to Paragraph 7 hereof.

4. COVENANTS OF FRANCHISEE.

         (a) Simultaneously with the execution of this Agreement Franchisee shall pay Franchisor a franchise fee of Twenty Five Thousand Dollars ($25,000.00). This fee is non-refundable.

         (b) Franchisee agrees to submit to Franchisor a site selected for the Restaurant as soon as practicable, but in no event more than 120 days following the execution of this Agreement. Franchisee further agrees that commencement of retail operations of the Restaurant shall begin not more than 270 days following the execution of this Agreement.

                  Franchisee shall provide Franchisor with complete engineering surveys of the selected site prepared by an engineer or surveyor currently licensed in the state in which the site is located. Franchisee may use the above prototypical construction documents to convey the intent of Franchisor to its architects and engineers who shall be currently licensed in the state in which the Restaurant is to be constructed. Franchisee shall have actual construction documents prepared by such duly licensed professionals for use in obtaining competitive bids, securing required permits, constructing the project, ascertaining in consultation with professional consultants the suitability of the soil and subsurface conditions of the site for placement of the construction shown on the prototype construction documents,



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                  and modifying the prototype design as necessary to comply with local statute, ordinances, regulations and codes.

         (c) Franchisee agrees to pay Franchisor a royalty of four percent (4%) of the gross receipts (less sales tax) derived from all sales of goods (whether food or non-food) and services made by, at or from the Restaurant, including, but not limited to, catering and off-premises sales ("Gross Receipts"). Such royalty payments shall be made on a weekly basis (accounting period Sunday through Saturday) and forwarded by mail so as to arrive at Franchisor's headquarters within seven (7) days of each Saturday. Failure to pay royalties as herein called for can result in cancellation of this Agreement as provided below.

         (d) Franchisee agrees to maintain books and records of all operations of the Restaurant and to make such books and records available to Franchisor for inspection. Franchisor reserves the right to have such books and records of the Restaurant audited. Should such audit result in the determination that reports to Franchisor have been understated by an amount exceeding 1%, then the Franchisee shall pay for all audit costs incurred and royalties owing plus interest at the maximum rate allowable by applicable law.

         (e) Franchisee agrees to spend a sum equal to not less than two percent (2%) of gross receipts (less any sales tax) on local promotion and advertising such as radio, television, Duratrans, banners, other point-of-purchase materials, printing of coupons, direct mail, and other collateral materials. Franchisor will furnish suggested promotional programs and advertisements, and Franchisee may prepare its own. All advertisements and promotions must have prior written approval from Franchisor.

                  In addition, Franchisor shall have the right at any time, and from time to time, to create Co-op Advertising Regions. If and when Franchisor creates a Co-op Advertising Region for the region in which the Franchisee's Restaurant is located, Franchisee shall become a member thereof and participate therein. The size and content of such regions, when and if established by the Franchisor, shall be binding upon Franchisee and all other Back Yard Burgers franchisees similarly situated who are required by the terms of their franchise agreements to so participate. At all meetings of such Co-op Advertising Region each participating Franchisee, and Franchisor, shall be entitled to one (1) vote for each of its Restaurants located within such Co-op Advertising Region. Twenty percent (20%) of the eligible member votes, or Franchisor by itself, may call a meeting of all members of a Co-op Advertising Region. All matters concerning operation of a Co-op Advertising Region shall be decided by majority vote, provided that a quorum is present, and such vote shall bind all members of said region, including Franchisor. For purposes hereof, a quorum shall consist of members entitled to cast at least 50% of the total number of votes in such Co-operative Advertising Region. Upon the approval of at least a majority of the votes represented by all of



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                  the members of the Co-op Advertising Region, the Co-op
                  Advertising Region members may vote to require each member to contribute up to, but not greater than, six percent (6%) and not less than one percent (1%) of the Gross Receipts (less sales tax) of all such member's Restaurants in said Co-op Advertising Region for a regional co-op advertising program or programs. In the event of approval of such additional regional advertising contributions as aforesaid, each franchisee, including Franchisee, and Franchisor, shall contribute to the Co-op Advertising Region in accordance with said vote. Expenditures made by Franchisee pursuant to any Co-op Advertising Region program shall be credited against Franchisee's local advertising requirement described in Paragraph 4(e) above. Notwithstanding any contrary provision hereinabove, Franchisor shall have the right to approve the content of all advertising and promotional materials of the Co-op Advertising Region.

                  Franchisor may require all of its Franchisees to participate periodically in certain national marketing promotions.

         (f) Franchisee agrees to contribute to a National Advertising Fund (the "Fund") which shall be administered by Franchisor. Contributions shall be in an amount equal to one percent (1%) of the Gross Receipts. Payments to the Fund shall be made on a weekly basis and submitted along with royalty payments. Franchisor shall apply at least fifty percent (50%) of contributions to the creation of marketing tools, such as advertising copy for use on local radio and television, ad slicks, four-color art, design, and other collateral pieces. As a general rule, Franchisor will not use the Fund for the purchase and placement of media advertising. Franchisee agrees that Franchisor shall be authorized to spend the remaining funds on such items as new product testing and development, market research, improvements in operating methods and techniques, or for other such purposes that Franchisor shall deem to be in the interest of improving operations and earnings of Restaurants. Franchisor shall furnish Franchisee with a yearly report of the status of the Fund which shall disclose contributions made and uses thereof. Franchisor shall make contributions on behalf of its company-owned Restaurants at the same rate as required of Franchisee herein.

         (g) Franchisee shall submit for review a weekly Form 45 and a monthly profit and loss statement to Franchisor together with all other reports as required by the Manuals.

         (h) Franchisee agrees to operate the Restaurant and the off premises operations in accordance with all standards, specifications, methods, techniques, and procedures set forth in the Manuals which may be amended, replaced, and supplemented from time to time by Franchisor.



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         (i)      Franchisee agrees to obtain and maintain in full force during the term of this Agreement or any renewal hereof an insurance policy or policies affording at least the following coverage:

         (1)      (A)      Commercial General Liability with a general aggregate
                           limit (other than products-completed operations) of $1,000,000.00.
                  (B)      Products-Completed Operations aggregate limit of
                           $1,000,000.00.
                  (C)      Personal and Advertising Injury limit of
                           $1,000,000.00.
                  (D)      Each occurrence limit of $1,000,000.00.
                  (E)      Fire damage limit (any one fire) of $50,000.00.
                  (F)      Umbrella Liability over the above with a $1,000,000
                           limit, thereby providing total coverage of $2,000,000.

         (2)      (A)      Liability coverage shall include the above, and
                           i)  blanket contractual liability, and
                           ii) broad form property damage
                  (B)      Non-owned automobiles limit of $1,000,000.00.
                  (C)      Hired automobiles limit of $1,000,000.00.

         (3) Workmen's Compensation in the amount required by applicable law.

                  It is suggested the building, contents, and equipment be insured at replacement cost. All such required policies shall name Franchisor an additional insured against any loss, liability, or expense arising or occurring in connection with the Franchisee's operation of the Restaurant. Franchisee must provide Franchisor with a certificate of insurance evidencing satisfaction of the above requirements. All such policies shall include a provision that the issuer shall give Franchisor not less than 30 days prior written notice of cancellation of said policies.

         (j) Should the Restaurant close for any reason relating to natural disaster, accident or other unforeseeable events, Franchisee will vigorously pursue reopening at the same or a new location. If Franchisee has not resumed operations within a period of one hundred eighty (180) days from the time of closing, this Agreement shall be canceled by Franchisor unless Franchisor in its sole discretion has granted a written extension because of unusual circumstances beyond the control of the Franchisee that have resulted in undue delay.

         (k) Franchisee agrees to operate the Restaurant in compliance with all federal, state, and local laws and regulations and shall obtain all permits, certificates, and licenses necessary for proper operation of the business.

         (l) Franchisee agrees, to the extent permitted by applicable law, to indemnify and hold harmless Franchisor and its officers, employees, agents, successors and assigns (collectively, "Indemnitees") from any liability or damage Indemnitees may incur, including reasonable attorneys', experts' and accountants' fees, as a



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                  result of claims, demands, costs of judgments, of any kind or nature, by anyone whomsoever, arising out of, or otherwise connected with, the ownership, maintenance or operation of the Restaurant by Franchisee; any Agreement breaches by the Franchisee; and/or any act or omission of the Franchisee or any of its employees, agents or suppliers.

         (m) Royalty or National Advertising Fund fees provided for in this agreement respectively in Paragraphs 4(c) and 4(f) which are not received within thirty (30) days of the payment due date shall be charged interest on all past due balances at the rate of 1% monthly or the highest amount permitted under applicable law, whichever is less.

         (n) Franchisor shall have the right, but not the obligation, at any time during the Term hereof (as hereinafter defined) to require Franchisee to instruct its bank to pay the amounts identified in Paragraphs 4(c) and 4(f) hereof directly to Franchisor from Franchisee's account, by such automatic payment mechanism as Franchisor may reasonably designate and upon the terms and conditions set forth herein. Upon Franchisor's written notice of such election, Franchisee shall so instruct its bank.

5. TERM. The term of this Agreement is for ten (10) years from the date of execution (the "Term"). Franchisee may renew this Agreement for successive five (5) year periods by providing written notice of intent to renew to Franchisor and executing the then-current franchise agreement not less than one hundred twenty (120) days prior to expiration of the existing term and submitting with such written notice a renewal fee of One Thousand Dollars ($1,000.00), provided that (a) there is no material non-compliance or default by Franchisee at the time such notice is given or upon the expiration of the existing term, and (b) prior to giving written notice of intent to renew, Franchisee shall have modernized, or contracted to modernize within a reasonable time, the Restaurant and its premises including, but not limited to, the building, signs, equipment, decor, and furnishings, if applicable, so as to reflect the then-current image required by Franchisor.

6. TRANSFERABILITY OF INTERESTS.

         (a) Neither any interest in the Restaurant nor any rights under this Agreement may be sold, assigned, transferred, conveyed, given away, or disposed of in any manner without the prior written consent of Franchisor, provided, however, that Franchisee is granted the right to assign this Agreement to a corporation solely owned by Franchisee. If Franchisee is a corporation, partnership, unincorporated association or similar entity, the terms of this paragraph 6 shall apply to any sale, resale, pledge, assignment, transfer or encumbrance of the voting stock of, or other ownership interest in, Franchisee, which alone or together with other related, previous, simultaneous or proposed transfers, would result in a change of control of Franchisee.



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                  Any proposed transfer other than to a corporation solely owned by Franchisee is subject to the following conditions:

                  1. Franchisee must be in substantial compliance with the terms and conditions of this Agreement.

                  2. The proposed transferee must meet all qualifications imposed upon new franchisees by Franchisor at the time the proposed transfer is to take place.

                  3. Franchisor has determined not to exercise its right of first refusal as specified in paragraph 6(b) of this Agreement.

                  4. Transferee must execute the then-current franchise agreement.

                  5. A transfer fee of $1,000.00 shall be paid to Franchisor. The transfer fee shall be paid at the time the transferee executes the franchise agreement.

         (b) With respect to a proposed transfer by Franchisee of any right or interest which requires the prior written consent of Franchisor, Franchisor shall have the right within 30 days to match any bona fide offer of purchase, for the price and on the terms and conditions contained in such bona fide offer. The thirty-day period shall commence upon receipt by Franchisor of a copy of such written offer of purchase. Should Franchisor elect not to express its right of first refusal, Franchisee may proceed with the transfer provided Franchisor approves the prospective buyer. Such approval shall not be unreasonably withheld.

         (c) In the event of the death or disability of the Franchisee, Franchisor shall consent to the transfer of the interest to Franchisee's spouse, heirs, or relative, by blood or by marriage, whether such a transfer is made by Will or by operation of law if, at the sole discretion and judgment of Franchisor, such person or persons obtaining said interest shall be capable of conducting said business in a manner satisfactory to Franchisor. In the event Franchisor does not consent to such transfer, Franchisee's rights hereunder shall, at Franchisor's option, terminate. This paragraph shall only apply to the extent Franchisee owns the rights hereunder personally and has not assigned such rights to a corporation, limited liability company, partnership, or any other entity.

         (d) In the event of new ownership or change of personnel, the new franchisee and/or its designated employees must complete the training program prescribed by Paragraph 3(a) hereof.

         (e)      This agreement is fully transferable by Franchisor.

7. TERMINATION. The following shall constitute events of default under this Agreement and are good and sufficient cause for Franchisor to cancel this Agreement.



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         (a)      AUTOMATIC TERMINATION BY FRANCHISOR. Franchisor shall
                  automatically terminate this Agreement without any notice or action required by Franchisor under the following circumstances:

                  (i) Insolvency of Franchisee or, unless otherwise prohibited by law, upon the filing by Franchisee of any proceeding under the Bankruptcy Act or any similar state insolvency act or upon the filing of any involuntary petition against Franchisee under any such laws which is not dismissed within thirty (30) days after filing; or

                  (ii) Franchisee has made a general assignment for the benefit of creditors; or

                  (iii) A receiver shall be appointed by any court for Franchisee; or

                  (iv) The assignment or transfer or attempt to assign or transfer any interest in the Restaurant or this Agreement by Franchisee without the prior written approval of Franchisor whenever such approval is required.

         (b) TERMINATION BY FRANCHISOR ON IMMEDIATE NOTICE. Franchisor may terminate this Agreement on immediate notice to Franchisee and without giving Franchisee any opportunity to cure the event of default under the following circumstances:

                  (i) Franchisee duplicates any portion of the System in any food service outlet not franchised by Franchisor; or

                  (ii) Franchisee has knowingly maintained false books and records, has knowingly submitted false reports to Franchisor, or has submitted false information in connection with the original application to Franchisor.

                  (iii) If in the judgment of Franchisor reasonably exercised, the continued operation of the Restaurant would result in imminent danger to public health or safety; or

                  (iv) Franchisee violates or is convicted of violating any federal, state, or local law or any administrative regulation materially applicable to the operation of the Restaurant.

         (c) TERMINATION BY FRANCHISOR ON TEN (10) DAYS NOTICE. Franchisor may terminate this Agreement by giving Franchisee ten (10) days written notice under the following circumstances:

                  (i) Franchisee has failed to remain open for business or has abandoned the Restaurant for more than three (3) business days other than for reasons of casualty or circumstances beyond the control of Franchisee; or



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                  (ii)     Franchisee has failed to cure to Franchisor's
                           satisfaction within ten business days following written notice by Franchisor to submit required reports including, but not limited to, Form 45's as required by Paragraph 4(g) hereof and monthly profit and loss statements as required by Paragraph 4(g) hereof.

                  (iii) Franchisor may terminate this Agreement upon Franchisee's failure to cure to Franchisor's satisfaction, within ten (10) days following written notice by Franchisor, any default in payment of the royalties or other sums owed to Franchisor pursuant to this Agreement.

         (d) TERMINATION BY FRANCHISOR ON THIRTY (30) DAYS NOTICE. Franchisor may terminate this Agreement upon Franchisee's failure to cure to Franchisor's satisfaction, within thirty
                  (30) days following written notice by Franchisor, any of the following:

                   (i) Any other violations of this Agreement or one or more of the Manuals.

                  (ii) Franchisee's denial, obstruction, or restriction of Franchisor's right to inspect the Restaurant, receive samples for testing, or examine any of Franchisee's business records applicable to the Restaurant.

                  (iii) Franchisee's refusal to participate in certain national marketing programs as required by Paragraph 4(e) hereof.

                  (iv) Franchisee's failure on three or more occasions within any twelve-month period to comply with the provisions of this Agreement or the Manuals whether or not such failures have been corrected after notice [the provisions of this paragraph 7(d)(4) are inapplicable unless Franchisor shall have given Franchisee notice of each such failure].

8. OBLIGATIONS OF THE FRANCHISEE AFTER TERMINATION. Upon expiration or termination of this Agreement, including voluntary termination by Franchisee, Franchisee shall have the immediate obligation to:

         (a) Relinquish all interest of every kind and description in the franchise granted hereunder;

         (b) Pay within fifteen (15) days to Franchisor any royalties, fees, and/or other monies owed by Franchisee to Franchisor;

         (c) Not own, maintain, operate, engage in, or have any interest in a restaurant with a fast food format, with or without a drive through, that offers charbroiled hamburgers, charbroiled chicken breast, hand-dipped milk shakes, and seasoned



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

                  french fries within ten miles of the former franchisee's former franchise location or locations or locations of any other franchise or company-owned restaurants for a period of one year after the date of termination of the franchise agreement;

         (d) Surrender all copies of any of the Manuals, and any other materials bearing the Marks; and, at Franchisor's request, cancel or assign to Franchisor any domain name registration which contains, or would likely be confused with, one or more of the Marks.

         (e) Comply with the provisions of Paragraphs 9 and 14 of this Agreement;

         (f) Remove all signs, canopy, and other items from the Restaurant premises necessary to insure that it does not continue to resemble a Back Yard Burgers restaurant;

         (g) Allow a final inspection of the Restaurant premises and business records of the Restaurant; and

         (h) Release to Franchisor all telephone numbers used in listing or advertising under the Marks.

9. NONCOMPETITION. The Franchisee acknowledges that, pursuant to this Agreement, Franchisee will receive valuable specialized training, confidential information, and trade secrets, including, without limitation, the contents of the Manuals, and information regarding the operational, sales, promotional, and marketing methods and techniques all of which are owned by Franchisor as part of the System and are collectively hereinafter referred to as "Confidential Information." In consideration for the use and license of the Confidential Information, Franchisee agrees that it shall not, during the term of this Agreement and for a period of one (1) year from termination, transfer, or expiration of this Agreement, either directly, or indirectly, for itself, or through, on behalf of, or in conjunction with, any person, persons, partnership, or corporation:

         (a) divert or attempt to divert any business or customer of the Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the names and marks and other proprietary rights of Franchisor;

         (b) employ or seek to employ any person who is at the time employed by Franchisor or by another franchisee of Franchisor, or otherwise directly or indirectly induce any such person to leave his or her employment;

         (c) own, maintain, operate, engage in, or have any interest in any business which sells goods or services of a like competitive nature, more specifically, hamburger or chicken sandwich restaurants, and which is located within ten (10) miles of the protected territory of any company-owned or franchised Restaurant. This subsection shall not apply to ownership by Franchisee as a passive investor of less than five percent (5%) interest in a publicly-held corporation listed on a national stock exchange or traded on the over-the-counter market.

         Franchisee expressly acknowledges that it possesses skills and abilities of a general nature and has other opportunities for exploiting such skills. Therefore, enforcement of the covenants made by Franchisee herein will not deprive it of its personal goodwill or ability to earn a living. In the event that a court of competent jurisdiction determines that the provisions of this paragraph 9 are unreasonably broad or of unreasonable duration, the restrictions contained in this paragraph shall be reduced to the longest period and the largest geographical area which such court deems reasonable under the circumstances.

         Franchisee will cause its general partners, officers, directors and management employees to execute non-competition agreements containing the same provisions as those contained in this paragraph 9.

10. INDEPENDENT CONTRACTOR. Franchisee and Franchisor recognize that each is an independent contractor and in no way an agent, servant, fiduciary, or employee of the other.

11. INTERPRETATION. This agreement shall be interpreted according to the internal laws of the State of Tennessee without regard to its conflict of law provisions.

12. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, their respective heirs, successors, assigns, or legal representatives.

13. SEVERABILITY; WAIVER. Any provision of this Agreement deemed to be invalid shall be severable and will be automatically modified to the extent necessary to make it valid. No waiver of any provisions herein contained shall be construed as a waiver of any subsequent breach of the same or any other covenant or provision.

14. CONFIDENTIALITY. Franchisee agrees that, during the term of this Agreement and thereafter for the longest time permitted by applicable law, it will preserve the confidentiality of the Confidential Information. Franchisee shall comply with all instructions in the Manuals for preserving the confidentiality of Confidential Information. Franchisee shall use Confidential Information only in furtherance of this Agreement, shall divulge Confidential Information only to its own employees or representatives who need to know the same to discharge their responsibilities in connection with the Restaurant, and shall, upon termination of this Agreement, return to Franchisor all Confidential Information fixed in any tangible medium of expression (within the meaning of the U.S. Copyright Act), now known or later developed. Franchisee will require its general partners, officers, directors and management employees, as well as any other persons to whom any Confidential Information is disclosed, to execute Confidentiality Agreements containing the same provisions as are contained in this Section 14. Franchisee agrees that Franchisor shall be entitled to injunctive relief to enforce these confidentiality provisions.

15. FORUM SELECTION CLAUSE, WAIVER OF RIGHT TO JURY TRIAL, AND WAIVER OF CLAIMS FOR PUNITIVE DAMAGES. The Franchisee and Franchisor hereby mutually agree that this franchise agreement was negotiated, in its entirety or in part, at Franchisor's headquarters in Memphis, Tennessee, was accepted in Memphis, Tennessee, and that any and all disputes either arising out of the franchise agreement or out of the transactions and relationships between the parties, shall be brought in the Chancery or Circuit Court of Tennessee for the Thirtieth Judicial District at Memphis, which shall have exclusive jurisdiction to hear the claims of the parties. Franchisee and Franchisor further agree to waive their rights, if any, to trial by jury. Franchisee and Franchisor further agree to waive their claims, if any, for punitive damages.

16. ATTORNEYS' FEES. Owner agrees that in the event that Back Yard Burgers is forced to incur costs, including attorneys' fees, to enforce compliance with this agreement or is forced to defend lawsuits or other claims brought by owner, owner will pay Back Yard Burgers its costs, including reasonable attorneys' fees incurred.

17. EARNINGS CLAIMS. Franchisee confirms that no officer, director, sales person, or other representative of Franchisor has made any claims, promises or forecasts regarding sales, earnings, break-even points, or potential profits relative to the ownership of a Back Yard Burgers franchise.

18. ENTIRE AGREEMENT. This instrument constitutes the entire agreement between the parties. There are no other covenants, promises or agreements, written or oral, not set forth herein except for such other Agreements that may be executed concurrently herewith. No covenant or provision of this Agreement may be changed or modified, unless it is in writing and with the mutual consent of both parties hereto. Franchisee has reviewed this Agreement in its entirety and understands its contents.

19. NOTICE. All notices, offers, acceptances, waivers and other communications made with respect to this Agreement shall be in writing, and shall be deemed to have been both given and received when delivered to the party in person or, if mailed, when deposited (i) in the U.S. Mails, by certified mail, postage prepaid, with return receipt requested, or (ii) with any nationally known commercial delivery service (such as Federal Express), third party at the address set forth in the first paragraph of this Agreement or to such other address as any party, by notice to all others, may designate from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate.


                                            WILLIAM N. GRIFFITH, FRANCHISEE


                                            By: /s/ William N. Griffith
                                                --------------------------------

                                            Witness: /s/ Michael G. Webb
                                                     ---------------------------
                                            Date: January 7, 2005
                                                  ------------------------------

ACCEPTED AT MEMPHIS, TENNESSEE THIS 7TH DAY OF JANUARY, 2005.

                                            BACK YARD BURGERS, INC., FRANCHISOR


                                            By: /s/ Lattimore M. Michael
                                                --------------------------------
                                                   Lattimore M. Michael

                                            Title: Chief Executive Officer
                                                   -----------------------------

                                            Witness: /s/ Michael G. Webb
                                                     ---------------------------
                                            Date: January 7, 2005
                                                  ------------------------------

                                   ADDENDUM 1

                                    TERRITORY


       The first sentence of Section 2 of this Agreement is hereby deleted and replaced with the following:

         Franchisor agrees that, during the term of this Agreement, it will not sell or establish any other franchised or company-owned Restaurant or any other restaurant which sells hamburgers and/or chicken sandwiches in the following territory: Sites to be determined within Williamson County and Travis County, Texas with a one (1) mile exclusive radius (the "Territory"), except in or in conjunction with any military installation, zoo, amusement park, or stadium/arena/coliseum.

                                   ADDENDUM 2

                             COVENANTS OF FRANCHISOR


         Section 3, part (d) of this Agreement is hereby deleted and replaced with the following:

"(d) Prior to commencement of operations of the Restaurant, Franchisor may, at its sole discretion, send a representative to the Restaurant premises to perform a final inspection, including equipment check-out, proper stocking of goods and materials, staffing, sign installation, landscaping, fixtures and the actual building structure, and to conduct an overall review of the plans to begin operations. In the event that all conditions necessary to commence operations have been met, the Franchise Representative will issue a written opening authorization ("Opening Authorization") to the Franchisee which shall certify Franchisor's approval for the Franchisee to open for business. Should any items be noted as deficient or improperly prepared, the Franchisee will be required to correct satisfactorily such items prior to commencing actual operations. Franchisor will have its New Store Opening Team at the first Franchisee Restaurant to assist Franchisee in hiring, training, opening, and operating the restaurant for at least the first five (5) days of operations. No such support will be provided for any additional Franchisee Restaurants."

         Immediately after Section 3, part (g) of this Agreement, the following is inserted:

"(h) For a period of two years beginning with the commencement of operations of the Franchisee's first Restaurant, Franchisor agrees to spend one percent (1%) of taxable sales to market the Franchisee's first Restaurant."

                                   ADDENDUM 3

                             COVENANTS OF FRANCHISEE


         Section 4, parts (a) and (b) of this Agreement are hereby deleted and replaced with the following:

20. COVENANTS OF FRANCHISEE.

         (a) Simultaneously with the execution of this Agreement Franchisee shall pay Franchisor a franchise fee of Five Thousand Dollars ($5,000.00). This fee is non-refundable.

         (b) Franchisee agrees to submit to Franchisor a site selected for the Restaurant as soon as practicable, but in no event more than 120 days following the termination of the Consulting Services Agreement. Franchisee further agrees that commencement of retail operations of the Restaurant shall begin not more than 270 days following the termination of the Consulting Services Agreement.